EXHIBIT 10.37

                  AMENDED AND RESTATED PROMISSORY NOTE

                         AMENDED AND RESTATED
                           PROMISSORY NOTE
                          James E. Acridge


  Initial Principal Amount:  $4,000,000.00
  Initial Rate:  Prime plus 2.0%
  Date of Note:  September 17, 1998
  Additional Principal Amount:  $1,000,000.00
  Amended Rate: Prime plus 3.0% from and after December 23,  1998
  Effective Date of Amendment:  December 23, 1998


       For value received, JAMES E. ACRIDGE ("Borrower") promises to pay to GIANT INDUSTRIES, INC., a Delaware corporation ("Giant"), or order, in lawful money of the United States of America, (a) the initial principal amount of four million dollars ($4,000,000.00), together with interest on the unpaid initial principal amount from September 17, 1998, until paid in full and (b) the additional principal amount of one million dollars ($1,000,000.00), together with interest on the unpaid additional principal amount from December 23, 1998, until paid in full. The annual interest rate on this Note is the Prime rate as published in the Western Edition of the Wall Street Journal on September 17, 1998, plus two percent (2.0%) from September 17, 1998, through December 22, 1998, and the Prime rate as published in the Western Edition of the Wall Street Journal on September 17, 1998, plus three percent (3%) from December 23, 1998, through February 28, 2001.

       Borrower will pay an initial interest payment on or before February 28, 1999 on all principal advanced through and including December 31, 1998. Thereafter, Borrower will pay interest only semi-annually on each June 30 and December 31 of each year until February 28, 2001 (the "Maturity Date"), at which time all outstanding principal and interest shall be fully due and payable.

       Borrower will pay Giant at Giant's corporate offices, 23733 North Scottsdale Road, Scottsdale, Arizona, 85255, or at such other place as Giant may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

       The annual interest rate for this Note is computed on the basis of a 365-day year; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

       Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

       Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note; (c) a receiver is appointed for any part of Borrower's property, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; (d) Borrower defaults under that certain Agreement, dated September 17, 1998, between Borrower and Giant; or (e) Borrower defaults under that certain Agreement, of even date herewith, between Borrower and Giant.

       Upon default, Giant may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Giant, at its option, may also, if permitted under applicable law, increase the interest rate on this Note by an additional three percent (3.0%). The interest rate will not exceed the maximum rate permitted by applicable law. Giant may hire or pay someone else to help collect this Note if Borrower does not pay, and Borrower also will pay Giant that amount, if reasonable. This includes, subject to any limits under applicable law, Giant's reasonable attorneys' fees and Giant's reasonable legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by Law.

       This Note has been delivered to Giant and accepted by Giant in the State of Arizona. If there is a lawsuit, Borrower agrees upon Giant's request to submit to the jurisdiction of the courts of Maricopa County, the State of Arizona. This Note shall be governed by and construed in accordance with the laws of the State of Arizona.

       Giant may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower, to the extent allowed by law, waives presentment, demand for payment, protest and notice of dishonor. The parties agree that Giant may modify this loan without the consent of or notice to anyone other than Borrower.

       Borrower agrees to an effective rate of interest that is the rate specified in this Note plus any additional rate resulting from any other charges in the nature of interest paid or to be paid in connection with this Note.

       This Amended and Restated Note has been issued pursuant to a Loan Agreement dated September 17, 1998, followed by a Modification Agreement, of even date herewith, between Borrower and Giant, the provisions of which are incorporated herein by reference.

       PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTANDS
  ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS
  OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE
  NOTE.


                           BORROWER:

                           /s/ James E. Acridge
                           --------------------------
                           James E. Acridge